                                                                     EXHIBIT 2

                             VISIBLE GENETICS INC.
                                 700 BAY STREET
                            TORONTO, ONTARIO, CANADA
                                    M5G 1Z6

                            ------------------------

              MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT
                                 APRIL 13, 2001

                            ------------------------

    This Management Information Circular and Proxy Statement and the accompanying proxy are being furnished to shareholders in connection with the solicitation by management of Visible Genetics Inc. (the "Company") of proxies to be voted at the 2001 Annual Meeting of Shareholders (the "Meeting") of the Company to be held on May 17, 2001 at 4:00 p.m. (Toronto time) at the Sheraton Centre Hotel, 123 Queen Street West, Toronto, Ontario, Canada M5H 2M9, and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to shareholders on or about April 13, 2001.

                              GENERAL INFORMATION

    All common shares ("common shares") and all Series A Convertible Preferred Shares ("Series A preferred shares") of the Company represented at the Meeting by properly executed proxies received by the Company at its offices at least one hour prior to the Meeting or at the offices of the Company's transfer agent, Mellon Investor Services, LLC, 44 Wall Street, 6th Floor, New York, New York 10005, by 4:00 p.m. (New York City time) on the business day immediately prior to the date of the Meeting and which are not revoked, will be voted at the Meeting. If the person executing or revoking a proxy does so under a power of attorney or other authorization, including authorization by a corporation's board of directors or shareholders, the Company must receive the original or a duly certified copy of the power of attorney or other authorization. A proxy may be revoked by a shareholder at any time prior to its use by voting in person at the Meeting, by executing a later proxy, or by submitting a written notice of revocation to the General Counsel of the Company at the Company's offices at least one hour prior to the Meeting. If the proxy is signed properly by the shareholder and is not revoked, it will be voted at the Meeting. If a shareholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification. In the absence of any direction to the contrary: the common shares represented by such proxies will be voted for the election of management's nominees as the Class II Directors; the Series A preferred shares represented by such proxies will be voted for the election of management's nominee as the Series A Director; and the common shares and Series A preferred shares (collectively, the "Shares") represented by such proxies will be voted for the appointment of PricewaterhouseCoopers LLP as auditors. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournments thereof.

    The persons named in the enclosed form of proxy are officers of the Company. A shareholder has the right to appoint a person (who need not be a shareholder) to attend and act for him or her and on his or her behalf at the Meeting or any adjournments thereof other than the persons designated on the enclosed form of proxy. Such right may be exercised by striking out the names of the persons designated on the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Company at least one hour prior to the meeting, or to the Company's transfer agent prior to 4:00 p.m. (New York City time) on the business day immediately prior to the date of the meeting or any adjournments thereof.

    All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone, facsimile and telegraph. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

    The presence of two or more shareholders in person entitled to vote at the Meeting, or a duly appointed proxy holder or representative for a shareholder so entitled, will constitute a quorum for the transaction of business at the Meeting. Under the Company's by-laws, if a quorum is not present at the Meeting, the shareholders present or represented may adjourn the Meeting to a fixed time and place but may not transact any other business.

    Only shareholders of record at the close of business on April 7, 2001 (the "Record Date") are entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 16,398,490 common shares were outstanding and eligible for voting at the Meeting and 25,153 Series A preferred shares, convertible into 2,604,593 common shares (which reflects accrued dividends through January 15, 2001) were outstanding and eligible for voting at the Meeting. Each holder of record of common shares is entitled to one vote for each common share held on all matters to come before the Meeting. However, holders of common shares may not vote for the election of the director to be elected by holders of Series A preferred shares (the "Series A Director"). Each holder of record of Series A preferred shares is entitled to the number of votes corresponding to the number of common shares the holder is entitled to receive upon conversion of such holder's Series A preferred shares plus accrued dividends. Dividends on our Series A preferred shares accrue on January 15, April 15, July 15 and October 15 of each year. Therefore, the number of votes our Series A preferred shareholders may cast as of the Record Date reflects dividends accrued through January 15, 2001. Holders of Series A preferred shares vote separately for the election of one Series A director and are not entitled to vote for any other directors.

    For all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes attributable to the Shares voted at the Meeting is required to approve each of the matters to be considered at the Meeting. The affirmative vote of the holders of a majority of common shares voted at the Meeting is required to elect the Class II Directors and the affirmative vote of the holders of a majority of the Series A preferred shares voted at the Meeting is required to elect the Series A Director.

    All dollar amounts herein are expressed in United States dollars, unless stated otherwise.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of our outstanding common shares, as of the Record Date, for (i) all shareholders known to us to beneficially own or exercise control or direction over more than 5% of our common shares, and (ii) all directors and executive officers as a group (14 persons):

                                                               NUMBER OF COMMON SHARES
                                                                BENEFICIALLY OWNED OR     PERCENTAGE
                                                                OVER WHICH CONTROL OR         OF
NAME                                         TITLE OF CLASS    DIRECTION IS EXERCISED      CLASS(1)
----                                         ---------------   -----------------------   -------------
Franklin Resources, Inc.(2)................   Common Shares               2,464,364               13.0%

Peter K. Hilal, M.D. for Hilal Capital
  Management LLC and Hilal Capital
  Partners LLC(3)..........................   Common Shares               2,033,570               10.4%

E.M. Warburg, Pincus & Co., LLC(4).........   Common Shares               2,299,801               12.1%

GeneVest Inc.(5)...........................   Common Shares               1,489,834                7.8%

All directors and executive officers as a
  group (14 persons)(6)....................   Common Shares                 494,939                  *

------------------------

*   Less than 1 percent.

(1) The information in this table is based on our records, information provided to us by directors and executive officers and a review of any Schedules 13D and 13G filed in 2000 and 2001 by our shareholders with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Our common shares subject to options and/or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options and/or warrants but are not deemed outstanding for computing the percentage ownership of any other person. This information is based on 19,003,083 voting shares outstanding as of April 7, 2001, which includes 2,604,593 common shares issuable upon conversion of our Series A preferred shares as of April 7, 2001, including accrued dividends through January 15, 2001. The number of common shares issuable upon conversion of our Series A preferred shares will increase as the dividends payable thereon accrue. Had dividends been accrued through March 31, 2001, the number of voting shares outstanding would have been 19,049,816, including 2,651,326 common shares issuable upon conversion of our Series A preferred shares.

(2) Franklin Adviser, Inc., as investment advisor to Franklin Resources, Inc., has sole investment and dispositive power over these securities. Charles B. Johnson and Robert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and may be deemed (for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) to be the beneficial owners of these securities.

(3) Consists of (i) 1,185,207 common shares, (ii) 305,265 common shares issuable upon conversion of 2,948 Series A preferred shares and (iii) 543,098 common shares issuable upon exercise of warrants held by Hilal Capital International, Ltd., Hilal Capital, LP and Hilal Capital QP, LP. Hilal Capital Management LLC is the investment manager of Hilal Capital International, Ltd., and has investment and dispositive power over the securities held by Hilal Capital International, Ltd. Hilal Capital Partners LLC is general partner of Hilal Capital, LP and Hilal Capital QP, LP, and has investment and dispositive power over the securities held by those funds. Peter K. Hilal, M.D. manages and has sole discretion over Hilal Capital Management LLC and Hilal Capital Partners LLC, and, in that capacity, has ultimate investment and dispositive power over securities held by all of those funds. Had dividends on our Series A preferred shares been accrued through March 31, 2001, the total number of common shares beneficially owned would be 2,039,048 (12.5%), including 310,743 common shares issuable upon conversion of our Series A preferred shares.

(4) Consists of (i) 1,086,514 common shares held by Warburg, Pincus Equity Partners, L.P., which includes 1,086,446 common shares issuable upon conversion of Series A preferred shares which it owns; (ii) 1,149,748 common shares held by Warburg, Pincus Ventures International, L.P., which includes 1,149,716 common shares issuable upon conversion of Series A preferred shares which it owns; (iii) 34,491 common shares held by Warburg, Pincus Netherlands Equity Partners, I, C.V., which includes 34,482 common shares issuable upon conversion of Series A preferred shares which it owns;
    (iv) 22,994 common shares held by Warburg, Pincus Netherlands Equity Partners, II, C.V., which includes 22,988 common shares issuable upon conversion of Series A preferred shares which it owns; (v) 5,746 common shares held by Warburg, Pincus Netherlands Equity Partners III, C.V., which includes 5,696 common shares issuable upon conversion of Series A preferred shares which it owns; and (vi) 308 common shares held by Warburg Pincus & Co. Warburg, Pincus & Co. ("WP") is the sole general partner of each of these funds. Each of these funds is managed by E.M. Warburg, Pincus & Co., LLC ("EMW LLC"). Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC, and may be deemed to control both entities. Jonathan S. Leff, a director of our company, is a general partner of WP and a managing director and member of EMW LLC. Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) in an indeterminate portion of the shares beneficially owned by these shareholders. Mr. Leff disclaims beneficial ownership of all such shares. Had dividends on our Series A preferred shares been accrued through March 31, 2001, the total number of common shares beneficially owned would be 2,341,056 (12.2%), including 2,340,583 common shares issuable upon conversion of our Series A preferred shares.

(5) GeneVest Inc. is a Canadian company incorporated pursuant to the laws of Alberta, Canada. Mr. Sheldon Inwentash, one of our directors, is the President and Chief Executive Officer of GeneVest and, together with his affiliates, beneficially owns approximately 45% of GeneVest's issued and outstanding common shares.

(6) Includes an aggregate of 384,447 common shares subject to options, exercisable within 60 days from the Record Date, held by our directors and executive officers, but excludes common shares held by GeneVest Inc. and certain affiliated funds managed by E.M. Warburg, Pincus & Co., LLC.

    As of the Record Date, there were 25,153 Series A preferred shares issued and outstanding. Of those shares, 22,205 (88.3%) are owned by certain affiliated funds managed by E.M. Warburg, Pincus & Co., LLC, and the other 2,948 (11.7%) are owned by certain affiliated funds managed by Hilal Capital Management LLC and Hilal Capital Partners LLC. These Series A preferred shareholders will vote for the Series A Director.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors is comprised of: (i) three classes, consisting of Class I Directors, Class II Directors and Class III Directors, and
(ii) the Series A Director. At each annual shareholders' meeting, successors to the class of directors, other than the Series A Director, whose term expires at that meeting are elected for a three-year term. The term of the Class II Directors expire at the Meeting, and the terms of the Class III and Class I Directors expire on the date of the annual shareholders' meetings to be held in 2002 and 2003, respectively. The Series A Director serves for a one-year term and any vacancy may be filled only by a vote of the holders of Series A preferred shares.

    At the Meeting, the common shareholders will be asked to elect three directors nominated by the Company's Board of Directors to serve as Class II Directors for three years until the annual shareholders' meeting to be held during 2004 and until their respective successors shall have been elected and duly qualified. In addition, the holders of Series A preferred shares will be asked to elect one director to serve as the Series A Director for one year until the next annual shareholders' meeting and until his respective successor shall have been elected and duly qualified.

    Unless authority to do so is withheld, it is intended that proxies solicited by the Board of Directors will be voted for the election of the persons nominated. If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons named in the proxy will vote for another person in accordance with their best judgment.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1.

    The following information is supplied with respect to each person nominated and recommended to be elected by the Board of Directors of the Company, as well as existing directors of the Company, based upon the records of the Company and information furnished to it by the nominees.

NOMINEES TO BE VOTED UPON AT THE MEETING

Class II Directors Nominated for Terms Expiring in 2004

    RICHARD T. DALY has been a Director of our company since June 1998, and President and Chief Executive Officer since July 1999. Mr. Daly served as Executive Vice President from March 1999 until July 1999. Prior to joining Visible Genetics, Mr. Daly founded, and, from March 1989 through July 1998, served as Chairman and Chief Executive Officer of Clinical Partners, Inc., a San Francisco-based company providing comprehensive, therapy-specific management of HIV and AIDS patients for employers and managed health-care organizations. Prior to founding Clinical Partners, Mr. Daly spent over 15 years in the healthcare industry with several companies in a variety of executive positions in sales, marketing and general management, including serving as the President of Baxter Canada for a period of four years, and President of the Health Data Institute.

    DR. LLOYD M. SMITH has been a director of our company since March 1995. Since June 1994, Dr. Smith has been Professor of Chemistry at the University of Wisconsin-Madison. Dr. Smith has been involved in the development of fluorescence-based automated DNA sequencers for over 15 years, has written numerous scientific papers and is a named inventor on a number of U.S. patents. Dr. Smith is a past member of the National Institutes of Health National Human Genome Research Institute Study Section. Dr. Smith is a member of the Scientific Advisory Board of CuraGen Corp. He also serves, or has served, on the editorial boards of GENOME RESEARCH, DNA SEQUENCE GENETIC ANALYSIS: TECHNIQUES AND APPLICATIONS and JOURNAL OF CAPILLARY ELECTROPHORESIS and was a member of the scientific advisory boards of Fotodyne Incorporated and Boehringer Mannheim Corp. Dr. Smith is currently a member of the Board of Directors of Third Wave.

    DR. KONRAD M. WEIS has been a director of our company since 1997. Dr. Weis has been the honorary Chairman of Bayer Corporation since 1991. He was President and Chief Executive Officer of the company that later became Bayer Corporation from 1974 until his retirement in 1991. He presently is a member of the boards of directors of Demegen Inc. and Titan Pharmaceuticals, Inc.

Series A Director Nominated for a Term Expiring in 2002

    JONATHAN S. LEFF has been a director of our company since July 1999, serving as the nominee of the Series A preferred shareholders. Mr. Leff joined E.M. Warburg, Pincus & Co., LLC in July 1996 as an Associate. In January 1999, he became a Vice President, and in January 2000, he became a Managing Director.
Mr. Leff is also a director of Intermune Pharmaceuticals Inc., Transkaryotic Therapies, Inc. and a number of private health care companies.

DIRECTORS NOT STANDING FOR ELECTION AT THE MEETING

Class III Directors up for Election in 2002

    SHELDON INWENTASH has been a director of our company since April 1994. Since November 1993, Mr. Inwentash has been the Chairman and Chief Executive Officer of GeneVest Inc., a Canadian company which is a principal shareholder of our company. Since February 1992, Mr. Inwentash has been the Chairman and Chief Executive Officer of Pinetree Capital Corp., a venture capital firm.

    JACQUES R. LAPOINTE has been a director of our company since April 2000. Since June 1998, Mr. Lapointe has been President and Chief Operating Officer of BioChem Pharma Inc. From April 1994 to June 1998, Mr. Lapointe was Managing Director and Business Development Director of Glaxo Wellcome Plc. Mr. Lapointe is presently a member of the board of directors of BioChem Pharma Inc. and ConjuChem Inc., a biotechnology company.

    PROF. J. ROBERT S. PRICHARD has been a director of our company since
May 1999. Since July 2000, Prof. Prichard has been a Visiting Professor of Law at Harvard University and President Emeritus of the University of Toronto. From 1990 until July 2000, Prof. Prichard was the President of the University of Toronto. From 1984 to 1990, Prof. Prichard was Dean of the Faculty of Law at the University of Toronto. Prof. Prichard is a past Chairman of the Council of Ontario Universities, a past director of the Association of American Universities and a past director of the Association of Universities and Colleges of Canada and the International Association of Universities. Prof. Prichard presently serves as a director of Onex Corporation, BioChem Pharmaceuticals, Moore Corporation Limited, Four Seasons Hotels Inc., Tesma International Inc., Bank of Montreal, Brascan Corp., Charles River Associates, George Weston Ltd., St. Lawrence Cement, 7/24 Solutions, Inc. and Gildan Activeware.

Class I Directors up for Election in 2003

    MICHAEL A. CARDIFF has been a director of our company since June 1999. Since September 1999, Mr. Cardiff has been President and Chief Executive Officer of Fincentric Corporation (formerly Prologic Corporation), a developer of software solutions for the financial services industry. From October 1996 to September 1999, Mr. Cardiff was Executive Vice President, Financial Services of EDS Canada. From November 1994 to September 1996, Mr. Cardiff was Senior Vice President of Sales and Marketing of EDS Canada and from 1989 to 1994, he held several positions with Stratus Computer Corp.

    J. SPENCER LANTHIER has been a director of our company since April 2000. From 1993 until his retirement in 1999, Mr. Lanthier was Chairman and Chief Executive Officer of KPMG Canada LLP. Mr. Lanthier is presently a member of the board of directors of Bank of Canada, British Energy (Canada) Ltd., Bruce Power, Inc., Co-Steel, Inc., Ellis-Don, Inc., Toronto Stock Exchange and Ventra Group, Inc.

    There are no family relationships among the officers and directors of the Company.

CORPORATE GOVERNANCE

    Pursuant to the BUSINESS CORPORATIONS ACT (Ontario) and the Company's by-laws, a majority of the Company's Board of Directors and each committee of the Board of Directors must be resident Canadians. A "resident Canadian" is an individual who is either a Canadian citizen ordinarily resident in Canada, or a permanent resident within the meaning of the IMMIGRATION ACT (Canada) who is ordinarily resident in Canada.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

    AUDIT COMMITTEE. The Audit Committee recommends to the Board of Directors the firm to be appointed each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for:

    - reviewing the scope and results of the audit with the independent auditors;

    - reviewing with management and the independent auditors the Company's interim and year-end financial condition and results of operations;

    - considering the adequacy of the internal accounting, bookkeeping and control procedures of the Company; and

    - reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence.

    The Audit Committee also reviews at least once each year the terms of all material transactions and arrangements between the Company and its affiliates. The members of the Audit Committee are Messrs. Inwentash, Leff and Lanthier.

    COMPENSATION COMMITTEE. The Compensation Committee establishes and reviews overall policy and structure with respect to compensation matters, including the determination of compensation arrangements for directors, executive officers and key employees of the Company. The Compensation Committee is also responsible for the administration and award of options to purchase shares pursuant to the Company's option and share purchase plans. The members of the Compensation Committee are Messrs. Cardiff, Leff and Prichard.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information concerning total compensation earned or paid to our executive officers for services rendered to our company during the fiscal year ended December 31, 2000.

                  EXECUTIVE OFFICER COMPENSATION SUMMARY TABLE

                                                                                         LONG-TERM
                                                   ANNUAL COMPENSATION                 COMPENSATION
                                        -----------------------------------------   -------------------
                                                                                        SECURITIES
                                                                   OTHER ANNUAL         UNDERLYING           ALL OTHER
NAME                           YEAR     SALARY ($)   BONUS ($)   COMPENSATION ($)   OPTIONS GRANTED (#)   COMPENSATION ($)
----                         --------   ----------   ---------   ----------------   -------------------   ----------------
Richard T. Daly............    2000       248,667     100,000         1,908               120,000                   --
Thomas J. Clarke...........    2000       159,385          --            --                40,000                   --
Timothy W. Ellis...........    2000       180,000          --            --                    --                   --
Dr. Arthur W.G. Cole.......    2000       164,285      37,711         5,977                30,000                   --
Dr. James M. Dunn..........    2000       130,460          --         8,293                30,000                   --
Marguerite Ethier..........    2000       125,207      16,654            --                25,000                   --

    All of our directors who are not employees receive a $2,500 fee for each Board of Directors or committee meeting they attend, up to $10,000 per year. Directors who are not employees are also eligible to participate in our 1997 Director Option Plan or our 2000 Employee Share Option Plan. All directors are reimbursed for reasonable out-of-pocket travel expenses incurred by them in attending meetings of the Board of Directors or committee meetings. Our directors receive no other compensation for serving in their capacity as directors of our company.

    The following table sets forth information concerning options granted to our executive officers and directors during the fiscal year ended December 31, 2000.

                           OPTION GRANTS DURING 2000

                                                    NUMBER OF OPTIONS   EXERCISE PRICE
NAME                                                     GRANTED          ($/SHARE)      EXPIRATION DATE
----                                                -----------------   --------------   ---------------
Richard T. Daly...................................       120,000            $32.63            2010
Thomas J. Clarke..................................        40,000            $15.00            2009
Dr. Arthur W.G. Cole..............................        30,000            $48.88            2010
Dr. James M. Dunn.................................        30,000            $48.88            2010
Marguerite Ethier.................................        25,000            $15.00            2010
Michael A. Cardiff................................        15,000            $43.13            2010
J. Spencer Lanthier...............................        15,000            $32.75            2010
                                                          15,000            $43.13            2010
Jacques R. Lapointe...............................        15,000            $32.75            2010
                                                          15,000            $43.13            2010

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

    Dr. John K. Stevens, served as the President and Chief Executive Officer of our company until his retirement in July 1999. In accordance with the terms of his employment agreement, Dr. Stevens received a severance package of two years salary plus benefits. We extended the termination date of Dr. Stevens' options until 2003. In November 1999, Dr. Stevens retired as Chairman of the Board of Directors. In 2000, we paid Dr. Stevens $210,400. Under the terms of our agreement with Dr. Stevens, he is entitled to receive an additional $105,200 during 2001, subject to certain conditions.

    In November 1999, Dr. Chalom Sayada's employment as our Vice President for European Business Development was terminated. In connection with his termination of employment, we paid him $262,500. In addition, we retained him as a consultant to provide marketing and strategy services to us for 18 months. In consideration of such services, he earned $151,248 in 2000 and will earn approximately $44,000 for the remaining 4 months of service.

    In June 2000 we filed a registration statement with the Securities and Exchange Commission covering 1,927,134 common shares owed by GeneVest Inc. Mr. Sheldon Inwentash, one of our directors, is the President and Chief Executive Officer of GeneVest and, together with his affiliates, beneficially owns approximately 45% of GeneVest's issued and outstanding common shares.

    During 2000, we paid an aggregate of $64,487 in consulting fees to Clinical Partners, Inc. in connection with clinical studies performed by Clinical Partners for us. Richard T. Daly, our President and Chief Executive Officer, was the founder, and through July 1998, served as Chairman and Chief Executive Officer of Clinical Partners. During 2000, Mr. Daly was not, and currently is not, an officer, director or shareholder of Clinical Partners.

    For a description of transactions involving the Company and the Hilal funds and the Warburg Pincus funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" contained in the Company's 2000 Annual Report, enclosed with this Management Information Circular and Proxy Statement.

                                 PROPOSAL NO. 2
                            APPOINTMENT OF AUDITORS

    At the Meeting, the shareholders will be asked to approve the reappointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as auditors of the Company to hold office until the next annual meeting of shareholders and to authorize the Board of Directors to fix their remuneration. A representative of PricewaterhouseCoopers will attend the Meeting and will have an opportunity to make a statement if he so desires and respond to appropriate questions. PricewaterhouseCoopers served as the Company's auditors for the year ended December 31, 2000.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

                             ADDITIONAL INFORMATION

    A copy of the Company's Annual Report on Form 20-F for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, is available on request by writing to Mr. Thomas J. Clarke, Chief Financial Officer, Visible Genetics Inc., 700 Bay Street, Box 333, Toronto, Ontario, Canada M5G 1Z6.

                                 OTHER MATTERS

    Management knows of no other matters to come before the meeting other than the matters referred to in the Notice of Meeting of Shareholders. However, if any other matters, which are not now known to management, should properly come before the Meeting, the proxy will be voted upon such matters in accordance with the best judgment of the person voting the proxy.

                              DIRECTORS' APPROVAL

    The contents and sending of this Management Information Circular to the shareholders of the Company have been approved by the Board of Directors.

    Toronto, Ontario, Canada, April 13, 2001.

                                          By order of the Board of Directors


                                          Richard T. Daly
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER